First Albany Companies Inc. Announces Closure of Fixed Income Middle Markets Group.
ALBANY, N.Y., June 22, 2007 — First Albany Companies Inc. (NASDAQ: FACT) announced today that it would be closing its Fixed Income Middle Markets Group following the departure of the employees in the Group. As a result, First Albany determined to sell the securities inventory positions managed by the Group, and C.L. King & Associates, an Albany based institutional equity research firm, is purchasing such inventory at market value through dealer-to-dealer trades. The trades were made on June 21, 2007, in the aggregate amount of approximately $34 million, and the proceeds will be used principally to repay short term bank loans used to finance this and other firm inventory.
About First Albany
First Albany Companies Inc. (NASDAQ:FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent First Albany’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of First Albany’s control. First Albany’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of First Albany’s services within those markets and other risks and factors identified from time to time in First Albany’s filings with the Securities and Exchange Commission. It is possible that First Albany’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. First Albany does not undertake to update any of its forward-looking statements.
CONTACT:
First Albany Companies Inc.
C. Brian Coad
212-273-7120 or 518-447-8500
Chief Financial Officer